Exhibit 10.7

Summary Translation of Agreement with Hangzhou Bai De Sheng Ou Ltd.

Party A: Zhejiang Tantech Bamboo Technology Co. Ltd.

Party B: Hangzhou Bai De Sheng Ou Ltd.

Contract Period: 2014-03-12 till 2017-03-11

Sales Terms: Party A authorizes Party B as a sales agent for Dr. Charcoal products; the distribution area will be the supermarkets and whole sale markets in Eastern China; Party B shall not distribute such products from Pary A to other areas other than agreed upon area in this contract;

If Party B distributes other brands products similar to Party A’s, it shall inform Party A 15 days in advance; Party A shall have the right to readjust the distribution areas or terminate this contract;

Party B follows the price system offered by Party A; Party A shall have the right to terminate the contract with Party B if it fails to follow such price agreement; and Party B shall bear the responsibility of loss caused to Party A.

Payment should be made within three months after the product delivery; it shall not overrun six months;

Sales quota during the contract period is 170,000,000 Yuan;

Party A shall not be responsible for Party B’s loss if it fails to place an order in time;

Party B shall rejects any products with unqualified packaging or other damages caused during the shipment and any deficient products; and shall inform Party A within a day of such issues; Party A shall replenish such products in the following order;

Party B shall communicate in time with Party A when there are unsalable products; any cost related to returned goods will be borne by Party B and return ratio shall not be higher than 10% of the annual purchase amount; Party B shall ensure the returned goods are in good shape;

Any loss of unqualified goods caused by Party A shall be borne by Party A; Party A is responsible for the after sales service and shall provide market promotion based on circumstances;

Party B shall fully fulfill its duty as a sales agent and expand the retail and wholesale network and will not cause out of stock situation for more than three days or Party A shall have to right to request liquidated damages or to change or terminate the contract;

Party B shall not sell expired or deteriorating products by Party A; Party B shall not conduct any activities outside the scope of this contract or Party A shall have the right to terminate this contract;

Party A shall provide trainings regarding products, sales techniques, etc.;

Party A shall mail the account receivable statement of previous month before the 8th of each month; Party B shall reconcile such statement with a chop within three days and mail it back to Party A for filing;

Party B agrees not to sell any of Party A’s products at lower prices to other customers in retail or whole sales;

If there is no any business transaction after 15 days of the effective date of this contract, the contract is terminated automatically;

When any party needs to terminate the contract due to various reasons, it shall inform the other party 30 days in advance.